EXHIBIT 99.1



                      U.S. TELESIS HOLDINGS, INC. COMPLETES

                          ACQUISITION OF CATCHER, INC.



FOR IMMEDIATE RELEASE:

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BOSTON, MA. - MAY 6, 2005 - U.S. TELESIS HOLDINGS,  INC., (UST),  (OTC:BB:FHON),
announced today that it has completed the acquisition of 100% of the issued and outstanding common and preferred shares of Catcher, Inc., a Delaware corporation ("Catcher").

Immediately prior to the acquisition of Catcher, Catcher completed a private placement to accredited investors which generated cash proceeds in the amount of $4,500,721.

Under the terms of the transaction, the Company issued 34,911,000 shares of its common stock and 733,778 shares of its Series "A" preferred stock which, upon certain conditions being met, may convert into 42,265,613 shares of the Company's common stock.

In addition, a majority of the Company's shareholders have approved an amendment to the Company's certificate of incorporation to change the Company's name to Catcher Holdings, Inc. and effectuate a 1 for 7.2 reverse split, to be effective on a date to be determined by the Company's Board of Directors in the near term.

In connection with this transaction, the shareholders have elected three new directors with an additional two directors to be appointed by the then existing directors. The names of elected officers will be released prior to end of the second calendar quarter.

ABOUT CATCHER, INC.

Catcher, Inc. is a developmental stage company which has designed a portable, ruggedized wireless, hand-held GPS-based command control device through multiple years of years of research and development efforts. Utilizing proprietary operating software, the CATCHER offers critical real-time wireless communications for security and operations personnel through the convergence of voice, video, data and biometric capabilities to enhance public safety and security for both private and government facilities. Currently, the device is in the final development stage with the first beta tests of the units to begin in the fourth quarter of 2005.

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SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS:  A number  of  statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to commercialize the Catcher Product, our ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by
better  capitalized   companies,   potential   difficulty  in  managing  growth,
dependence on key personnel, and other risks which will be described in future company Securities and Exchange Commission filings.

For more information, contact:

MATT HAYDEN
HAYDEN COMMUNICATIONS, INC.
INFO@HAYDENIR.COM
843-272-4653

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